Filed Pursuant to Rule 433
File No. 333-128045
September 28, 2007
The Thomson Corporation
Final Pricing Term Sheet

Issuer:	The Thomson Corporation
Current Ratings:	Baa1 (stable outlook); A- (negative outlook)
Security Type:	SEC Registered
Principal Amount:	$800,000,000
Maturity Date:	10/01/2014
Coupon:	5.700%
Public Offering Price:	99.217%
Yield to Maturity:	5.838%
Spread:	+148 basis points
Benchmark Treasury:	UST 4.25% due 8/15/2014
Treasury Yield/Price:	4.358% / 99-11+
Trade Date:	9/27/2007
Settlement Date:	10/02/2007
Interest Payment Dates:	4/1 & 10/1 commencing 04/01/2008
CUSIP:	884903 AZ8
Make-Whole Call:	T+ 25 basis points
Change of Control:
The Company will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, upon a Change of Control Triggering Event (as defined in the Ninth Supplemental Indenture)

Ranking:	Senior Unsecured Notes
Day Count:	30/360
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Lead Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC
Senior Co-Managers:	Bear, Stearns & Co. Inc. J.P. Morgan Securities Inc. Lehman Brothers Inc.
Co-Managers:
Banc of America Securities LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
TD Securities (USA) LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities toll free at 800-503-4611, Merrill Lynch toll free at 866-500-5408 or UBS Investment Bank toll free at 888-722-9555 x1088.